Exhibit 99.1

July 5, 2023

For immediate release

CALIFORNIA WATER SERVICE GROUP ANNOUNCES ELECTION OF CHARLES R. PATTON TO BOARD OF DIRECTORS

SAN JOSE, Calif.—California Water Service Group (Group) (NYSE: CWT) today announced the election of Charles R. Patton, 64, to the Group’s Board of Directors, effective July 1, 2023.

Prior to his retirement in July 2022, Patton served as Executive Vice President, External Affairs, at American Electric Power Company, Inc. (AEP), which serves nearly 5.5 million customers across 11 states. In this capacity, he was responsible for customer service, regulatory affairs, communications, and federal public policy. He also led corporate sustainability initiatives and AEP’s compliance program to satisfy the requirements of the North American Electric Reliability Corporation, a non-for-profit international regulatory authority whose mission is to assure the effective and efficient reduction of risks to the reliability and security of the electrical grid.

Currently, Patton serves as an independent director of Ameresco, Inc. and Sterling Construction Company. He holds a Bachelor’s Degree from Bowdoin College in Brunswick, Maine, and a Master’s Degree from the Lyndon B. Johnson School of Public Policy at the University of Texas at Austin.

According to Chairman and Chief Executive Officer Martin A. Kropelnicki, Patton’s breadth of experience and depth of expertise makes him an excellent addition to the Board.

“Charles will provide valuable insight to Group as we continue to strive for excellence in customer service, innovation in regulatory affairs, and mitigation of risks to the sustainability of our business,” he said. “I’m pleased to welcome him to the team.”

About California Water Service Group

California Water Service Group is the largest regulated water utility in the western United States. It provides high-quality, reliable water and/or wastewater services to more than 2 million people in California, Hawaii, New Mexico, Washington, and Texas through its regulated subsidiaries, California Water Service, Hawaii Water Service, New Mexico Water Service, and Washington Water Service, and its utility holding company, Texas Water Service.

What sets Group apart is its commitment to enhancing the quality of life for its customers, communities, employees, and stockholders.  Guided daily by their promise to provide quality, service, and value, Group’s 1,100+ employees lead the way in working to protect the planet, care for people, and operate with the utmost integrity.  Integral to Group’s strategy is investing responsibly in water and wastewater infrastructure, sustainability initiatives, and community well-being.  The company has been named one of “America’s Most Responsible Companies” and “America’s Most Trustworthy Companies” by Newsweek and a Great Place to Work®.  More information is available at www.calwatergroup.com.

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Media Contact

Shannon Dean

sdean@calwater.com or 408-367-8243